UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2008

BREDA TELEPHONE CORP.

(Exact name of registrant as specified in its charter)

Iowa	0-26525	42-0895882
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

112 East Main, P.O. Box 190, Breda, Iowa	51436
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (712) 673-2311

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁯	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) Breda entered into an Employment Agreement with Jane Morlok, Breda's chief financial officer, on July 10, 2008. The Employment Agreement was made retroactive to July 1, 2008, and the term of the Employment Agreement will end on June 30, 2011. The Employment Agreement replaced the prior employment agreement between Breda and Jane Morlok which had expired by its terms on June 30, 2008.

The Employment Agreement is materially and substantively the same as the prior employment agreement.

Ms. Morlok's annual salary will be $98,699 for the year beginning July 1, 2008 through June 30, 2009. Ms. Morlok's annual salary for the years beginning July 1, 2009 and July 1, 2010 will be set by the board of Breda after receiving recommendations from Breda's chief executive officer, but Ms. Morlok's annual salary for those years will not be less than $98,699.

If Ms. Morlok is employed on December 31 of the calendar years 2008, 2009 and 2010, she will be entitled to a bonus for each of those respective years pursuant to a procedure for the determination of the bonus which will be established by the board and the chief executive officer of Breda, but the final determination as to the amount of the bonus rests solely with the board.

If the Employment Agreement is terminated by Breda without cause, Ms. Morlok will be paid on the date of termination a payment equal to one year of pay or the amount remaining to be paid under the Employment Agreement, whichever is less. Ms. Morlok will not be entitled to any severance pay if she voluntarily terminates the Employment Agreement or if Breda terminates the Employment Agreement for cause.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREDA TELEPHONE CORP.

Date: August 1, 2008	By: /s/ Steve Frickenstein
Steve Frickenstein, Chief Executive
Officer

Date: August 1, 2008	By: /s/ Jane Morlok
Jane Morlok, Chief Financial Officer